Exhibit 10.2
CONFIDENTIAL EXECUTION VERSION
WARNER MUSIC GROUP CORP.
1633 Broadway New York, NY 10019
November 24, 2025

Robert Kyncl
Address on file with Company Dear Robert:
Please refer to the employment agreement between Warner Music Group Corp. (“Company”) and you dated September 20, 2022, as amended January 2, 2025 (the “Agreement”).
This letter, when signed by you and countersigned by Company, shall constitute our agreement to amend the Agreement as set forth herein. Unless otherwise indicated, capitalized terms shall have the meanings set forth in the Agreement.
1.Effective as of the date hereof, Paragraph 3(c) (“Annual RSU Award”) of the Agreement is hereby amended and restated in its entirety as follows:
“(c) Annual Long-Term Incentive Plan Awards: You shall be eligible to participate in Company’s 2020 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”). Beginning with Company’s 2026 fiscal year, you shall receive an annual Award of Restricted Stock Units and an annual Award of Performance Shares (as such terms are defined in the Plan) as provided in this Paragraph 3(c), in each case on a date selected by the Administrator (as defined in the Plan) on which annual equity awards are made to Company’s other senior executives, which is expected to be in January of each year of your employment with Company, so long as the common stock of Company is publicly traded, with the first such grant to be made in January 2026.
(i)Restricted Stock Units. The target “grant date value” of each annual Award of Restricted Stock Units (“RSUs”) shall be $10,600,000, with the number of shares of Company’s Class A common stock covered by each such annual Award of RSUs determined by dividing the grant date value by the average closing share price of Company’s Class A Common Stock for the 6-months preceding the grant date. The grant date value of any annual Award of RSUs may be higher or lower than the target, and shall be determined by the Board in its sole discretion based on factors including the strength of your performance and the performance of Company. The RSUs shall vest in four equal installments on each of the first four anniversaries of the grant date subject to your continued employment through such date. Other terms and conditions of each RSU Award shall be consistent with

Company’s form of Restricted Stock Unit Award Agreement for senior executives as in effect from time to time, except as otherwise agreed in writing between you and Company and approved by the Administrator.
(ii)Performance Shares.
a.The target “grant date value” of each annual Award of Performance Shares (“PSUs”) shall be $5,000,000, with the target number of shares of Company’s Class A common stock covered by each such annual Award of PSUs determined by dividing
$5,000,000 by the average closing share price of Company’s Class A Common Stock for the twenty (20) trading days preceding the grant date.

b.The PSUs shall vest based on a three-fiscal-year performance period. The PSU Award payout shall be based on the achievement of corporate key performance indicator targets derived from Company’s Long Range Plan (which is expected to be approved by the Board during Company’s 2026 fiscal year), provided, that the targets for the first year of the performance period of the Award to be granted in January 2026 will be revenue and Operating Income Before Depreciation and Amortization achievement measured against Company’s fiscal year 2026 budget, as approved by the Board. Each PSU Award will be eligible for a total payout from 0% to 200% of target based on achievement of targets during the performance period, with one third of the payout based on achievement of targets set for each of the three fiscal years during the performance period. The performance goals and other vesting terms and conditions shall be set forth in the applicable grant notice accompanying the PSU Agreement for that PSU Award.

c.Other terms and conditions of each PSU Award shall be consistent with the form of Performance Share Award Agreement set forth on Exhibit A hereto (the “PSU Agreement”), except as otherwise agreed in writing between you and Company and approved by the Administrator.”

2.Effective as of the date hereof, Paragraph 3(d) (“One-Time Option Award”) of the Agreement is hereby amended and restated in its entirety as follows:
“You shall be eligible to receive a one-time Award of a number of Options (as defined in the Plan) (“Options”) having a total, grant date pre-tax fair value of
$10,000,000, consisting of three tranches, each determined to have a grant date pre-tax fair value of approximately $3,333,333 as determined in accordance with Black-Scholes, based on an exercise price equal to the volume-weighted average closing price of Company Common Stock on the date hereof (the “Calculation Date”) and an expiration date seven years from the grant date, and using Monte Carlo simulation to account for the conditions on exercisability set forth in (i)-(iii) of this Paragraph 3(d) below. The Options will become exercisable as follows, subject to satisfaction of the Service Condition (as defined below):
(i)One tranche of the Options will become exercisable if the closing price of a share of Company Common Stock exceeds x for 20 consecutive trading days within three years following the Calculation Date, where x is the dollar amount that would achieve a three-year TSR of 8% from the Calculation Date (assuming a dividend rate of 2.5%);
(ii)A second tranche of the Options will become exercisable if the closing price of a share of Company Common Stock exceeds y for 20 consecutive trading days within three years following the Calculation Date, where y is the dollar amount that would achieve a three-year TSR of 10% from the Calculation Date (assuming a dividend rate of 2.5%);
(iii)A third tranche of the Options will become exercisable if the closing price of a share of Company Common Stock exceeds z for 20 consecutive trading days within three years following the Calculation Date, where z is the dollar amount that would achieve a three-year TSR of 12% from the Calculation Date (assuming a dividend rate of 2.5%).
For purposes of this Paragraph 3(d), “TSR” shall have the meaning set forth in that certain Notice of Award of CEO Performance Shares dated as of April 3, 2024.
Each tranche of the Options shall vest in equal annual installments on each of the first three anniversaries of the Calculation Date, subject to your continued employment with Company (the “Service Condition”), and shall expire on the seventh anniversary of the date hereof. Other terms and conditions of the Options shall be consistent with the form of Option Award Agreement set forth on Exhibit B hereto (the “Option Agreement”).”
3.Effective as of the date hereof, Paragraph 11(e) (“Special Termination Payment”) of the Agreement is hereby amended and restated in its entirety as follows:
“‘Special Termination Payment’ shall mean the sum of (i) an amount equal to Company’s good faith estimate of your out-of-pocket cost for COBRA health plan continuation coverage for the twelve-month period immediately following the Benefits Period, grossed up such that you would be left with an amount which, after payment of tax and/or social security costs, is equivalent to such good faith estimate, plus (ii) a dollar amount equal to the sum of (A) your base salary, (B) target annual bonus and (C) the grant date target value of your annual equity award entitlement, in each case of (A)-(C) as in effect for the year of such termination, but excluding the value of the Option Award described in Paragraph 3(d) and any other one-time awards or payments (for example, the dollar amount described in clause (ii) of this paragraph as of the date hereof equals $20,600,000, representing the sum of your $2,000,000 base salary, $3,000,000 target bonus, $10,600,000 RSU Award target grant date value and $5,000,000 PSU Award target grant date value).”

4.The reference in Paragraph 10(b)(i) of the Employment Agreement to the “annual RSU award” is hereby amended to refer to the annual award of RSUs and PSUs described in Paragraph 3(c) of the Employment Agreement as amended hereby.
5.Exhibit A and Exhibit B to the Employment Agreement are hereby amended and restated in their entirety in the form of Exhibit A and Exhibit B hereto.
This letter may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this letter by facsimile transmission or by email or other electronic transmission method, and signatures created or transmitted by electronic means, including DocuSign (or any other signature complying with the federal ESIGN Act of 2000 or any applicable Uniform Electronic Transactions Act or Electronic Signatures and Records Act), PDF or JPEG, shall constitute original signatures, shall be deemed to have been duly and validly created and delivered, and shall be valid and binding for all purposes.
Except as expressly amended herein, the terms and provisions of the Agreement shall remain in full force and effect.
[signature page follows]

If the foregoing correctly sets forth our understanding, please sign below and return this letter to Company.

Very truly yours,
WARNER MUSIC GROUP CORP.

By: /s/ Paul Robinson
Name: Paul Robinson
Title: EVP & General Counsel

Accepted and Agreed:

/s/ Robert Kyncl
Robert Kyncl

Exhibit A
Form of PSU Agreement
(see next page)

WARNER MUSIC GROUP CORP.
FORM OF CEO PERFORMANCE SHARE AWARD AGREEMENT
By Notice of the Award of Performance Shares attached to this document (the “Notice”), effective as of the date specified in the Notice (the “Grant Date”), Warner Music Group Corp. (the “Company”), pursuant to the Warner Music Group Corp. 2020 Omnibus Incentive Plan, as amended from time to time (the “Plan”), has granted to the Company’s Chief Executive Officer whose name is shown on the Notice (the “Participant”) a number of Performance Shares (as defined in the Plan) equal to the Target multiplied by the Earned Percentage certified for the Performance Cycle, subject to the vesting provisions specified herein and in the Notice (this “PSU Award”). The applicable Target and Performance Cycle are set forth in the Notice. The Earned Percentage shall be determined after the Performance Cycle based on the Performance Goals specified in the Notice. This PSU Award is subject to adjustment as provided in the Plan, and the following terms and conditions (this “Award Agreement”):
1.Relationship to Plan and Company Agreements.
This PSU Award is a Performance Award under the Plan and is subject to all applicable Plan terms, conditions, provisions and administrative interpretations, if any, adopted by the Administrator. Except as defined in this Award Agreement, capitalized terms have the same meanings ascribed to them in the Plan. This Award Agreement is intended to satisfy any obligation of the Company to provide a Performance Share award to the Participant under the employment agreement between the Company and the Participant, dated as of September , 2022 (as amended, the “Employment Agreement”) or otherwise, and the Participant agrees and acknowledges that this Award Agreement fulfills the Company’s obligations under the Participant’s employment agreement, this Award Agreement shall be interpreted and construed to the fullest extent possible consistent with such employment agreement, and in the event of a conflict between the terms of such employment agreement and the terms of this Award Agreement, the terms of this Award Agreement shall control.
2.Definitions.
The following definitions apply to this Award Agreement:
(a)“Date of Termination” means the date on which the Participant ceases to be an Employee. For purposes of this Award Agreement, employment with the Company will be deemed to include service as an employee of the Company or Company’s Affiliates, but in the case of employment with or service to an Affiliate, only during such time as such Affiliate is an affiliate of the Company.
(b)“Earned Percentage” means the percentage of the Target that is earned during the Performance Cycle. The Earned Percentage is multiplied by the Target to determine the number of Performance Shares granted under this PSU Award. The Earned Percentage shall be determined in accordance with the following:

(i)Following the close of the Performance Cycle, the Administrator shall determine and certify the Earned Percentage for the Performance Cycle;
(ii)The Earned Percentage shall not exceed 200%;
(iii)In the event the Participant is terminated for Cause, the Administrator may reduce the Participant’s Earned Percentage to the extent the Administrator deems appropriate under the circumstances (including to zero and forfeiture of the entire PSU Award); and
(iv)In the event of a Change in Control, the Earned Percentage shall be calculated by reference to the attainment of Performance Goals as of the close of the last trading day on or before the Change in Control.
(d)“Performance Cycle” means the three-fiscal-year period set forth in the Notice.
(e)“Performance Goals” means the performance goal or goals as set forth in the
Notice.
(f)“Qualifying Resignation without Good Reason” means the Participant provides at least nine months’ advance written notice to the Company that the Participant is resigning without Good Reason.
(g)“Qualifying Retirement” means the Participant’s “separation from service” within the meaning of Section 409A of the Code after the Participant has attained age 60 and completed at least 10 years of employment with the Company.
(h)“Shares” means shares of the Company’s Class A common stock.
(i)“Special Termination” has the meaning ascribed to it in the Employment Agreement.
(j)“Target” means the projected target number of Performance Shares, as determined by the Administrator and set forth in the Notice, that may be payable to the Participant in satisfaction of this Award Agreement if the Administrator determines that all Performance Goals for the Performance Cycle have been achieved and certifies an Earned Percentage of 100%.
3.Vesting Schedule.
(a)This PSU Award shall fully vest upon the date following the end of the Performance Cycle upon which the Administrator certifies the Earned Percentage applicable to the Performance Cycle (to occur as soon as practicable following the end of the Performance Cycle) (“Vesting Date”), provided that the Participant is in continuous employment as an Employee from the Grant Date through the Vesting Date. Except as provided below, this PSU Award shall be forfeited if the Participant terminates employment prior to the Vesting Date.

(b)Notwithstanding paragraph (a) of this Section, the Participant shall become vested in this PSU Award upon the Vesting Date, provided that the Participant terminates employment prior to the Vesting Date due to a Qualifying Retirement.
(c)Notwithstanding paragraph (a) of this Section, the Participant shall become vested in a pro-rated portion of this PSU Award upon the earliest of (i) the date of the Participant’s Disability (as defined in the Employment Agreement) while an Employee, (ii) the Participant’s Date of Termination due to death or Special Termination or (iii) the Participant’s Date of Termination due to Qualifying Resignation without Good Reason. The portion of this PSU Award that shall vest under this paragraph (c) shall be determined by multiplying the number of Performance Shares granted in this PSU Award (which is equal to product of the Target and the Earned Percentage for the Performance Cycle) by a fraction, the numerator of which shall be the number of whole calendar months of the Participant’s employment in such Performance Cycle ending on the earliest of the date of Disability or Date of Termination, as applicable, (plus twelve (12) additional months in the event of Participant’s Disability or termination due to death) and the denominator of which shall be the number of whole calendar months in the Performance Cycle; provided that for purposes of this Section, partial service in a calendar month shall be considered service for the whole calendar month. If the Participant is eligible for Qualifying Retirement, this paragraph (c) shall not apply and paragraph (b) shall control.
(d)Notwithstanding paragraph (a) of this Section, upon a Change in Control, the Earned Percentage shall be calculated by reference to the attainment of Performance Goals as of the close of the last trading day on or before the Change in Control. Following a Change in Control, the Participant shall fully vest in this PSU Award (which, for purposes of the Plan, shall be treated as an Alternative Award), on the last day of the Performance Cycle, if the Participant is in continuous employment as an Employee from the Grant Date through such date or the Participant’s Date of Termination prior to such date was due to a Qualifying Retirement and shall forfeit this PSU Award if the Participant’s employment terminates prior to vesting and without qualifying for a Qualifying Retirement. Notwithstanding the foregoing, the Participant shall become fully vested in the Alternative Award resulting from this PSU Award upon a Special Termination (whether or not the Employment Agreement is then in effect) or termination due to death or Disability within one year following the Change in Control.
(e)Notwithstanding the foregoing, in the event the Participant terminates employment for reasons which, in the judgment of the Administrator, are deemed to be special circumstances, the Administrator may consider such circumstances and may take such action (to the extent consistent with Section 409A of the Code) as it may deem appropriate under the circumstances, including extending the rights of the Participant to continue participation in the Plan beyond the Participant’s Date of Termination; provided, however, that in no event may participation be extended beyond the term of the Performance Cycle in question.
4.Terms and Conditions.
(a)The Participant shall not be entitled to any payment under Section 5 until this PSU Award vests under Section 3.

(b)No rights related to this PSU Award may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the vesting of this PSU Award.
(c)This PSU Award shall be forfeited on the date the Participant’s employment terminates except as otherwise provided in this Award Agreement.
5.Settlement.
(a)When this PSU Award, or a portion thereof, vests under Section 3, the Participant shall become entitled to receive a number of Shares equal to the number of Performance Shares granted in this PSU Award that have vested. Subject to paragraph (b) in this Section and Sections 7 and 10, the Shares shall be paid in a single lump sum payment as soon as practicable but in any event within sixty (60) days following the end of the Performance Cycle; provided, however, that in the event all or a portion of this PSU Award becomes an Alternative Award as a result of a Change in Control and the Alternative Award vests upon a Special Termination or termination due to death or Disability of the Participant within one year following a Change in Control pursuant to Section 3(d), the Participant shall receive the payment required under clause (ii) of the proviso in Section 11.2 of the Plan as soon as practicable but in any event within sixty (60) days following the Participant’s Date of Termination. Any Shares paid under this PSU Award shall remain subject to any clawback or recapture policy that the Company may have in effect from time to time as set forth in Section 10.
(b)In the case of vesting due to a Special Termination or Qualifying Resignation without Good Reason pursuant to Section 3(c), payment of Shares to the Participant shall be conditioned on the Participant executing a general release of claims in favor of the Company and its Affiliates, directors and officers in a form provided by the Company and to such release becoming irrevocable within 45 days after such termination (such 45-day period, the “Release Period”). If the Participant fails to timely satisfy this release requirement, all Performance Shares otherwise vesting in a Special Termination or Qualifying Resignation without Good Reason shall be forfeited and the Participant will have no further rights with respect thereto.
(c)In the event of the death of the Participant, the delivery of Shares under this Section 5 shall be made to the Participant’s estate or to a beneficiary designated in accordance with the Company’s requirements as in effect from time to time.
(d)Any Shares issued or transferred to the Participant pursuant to this PSU Award, including under Section 6, shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan, the Notice, this Award Agreement or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Administrator may cause a legend or legends to be put on any certificates representing such Shares or make an appropriate entry on the record books of the appropriate registered book-entry custodian, if the Shares are not certificated, to make appropriate reference to such restrictions.

6.Dividend Equivalents.
If, prior to the date Shares are delivered to the Participant in accordance with Section 5, the Company declares a dividend on Shares, then the Participant’s Target shall be increased by the amount of the dividend the Participant would have received if he had been the actual owner on the dividend date of one Share for each Performance Share of the Participant’s Target. The increase in the Target shall be calculated as follows:
(a)In the event of a stock dividend, the Target shall be increased by one Performance Share for each Share (rounded down to the nearest whole share) the Participant would have received under the dividend.
(b)In the event of a cash dividend, after the Performance Cycle, the Target shall be increased by the number of Performance Shares determined by dividing the value of all cash dividends the Participant would have received during the Performance Cycle by the fair market value of one Share as of the last day of the Performance Cycle (rounded down to the nearest whole share).
Any increase in the Target granted under this Section 6 shall be subject to the same terms and conditions as the original Target and shall vest and be forfeited (if applicable) at the same time as the original Target.
7.Withholding.
(a)The Company and the Participant shall cooperate to satisfy applicable federal, state and local income and employment tax withholding requirements applicable to the grant, vesting and settlement of this PSU Award and any dividends or distributions payable under Section 7 (the “Required Withholding”). The Company shall withhold from the Shares that would otherwise have been transferred to the Participant in settlement of vested Performance Shares the number of Shares necessary to satisfy the Participant’s Required Withholding unless the Required Withholding shall previously have been satisfied by the Participant or from other amounts payable by the Company to the Participant and, if applicable, shall deliver the remaining Shares to the Participant. The Company shall withhold from any dividends or distributions payable under Section 7(b) a cash amount equal to the Required Withholding applicable thereto. The amount of the Required Withholding and the number of Shares to be withheld by the Company, if applicable, to satisfy Participant’s Required Withholding, as well as the amount reflected on tax reports filed by the Company, shall be based on the Fair Market Value of the Shares on the date prior to the applicable Vesting Date or the date on which the Shares are delivered to the Participant, as appropriate. The obligations of the Company under this Agreement will be conditioned on such satisfaction of the Required Withholding. The payment of any applicable withholding taxes through the withholding of Shares otherwise issuable under this PSU Award shall not exceed the minimum required withholding liability.
(b)This PSU Award and this Award Agreement are intended to comply with Section 409A of the Code and should be interpreted accordingly. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan and this Award Agreement, the provisions of this Award Agreement will govern, and in the case of any conflict or potential inconsistency between this Section 7 and the other provisions of this Award Agreement, this Section 7 will govern. Nonetheless, the Company does not guarantee the tax treatment of this PSU Award.
(c)In no event will the Participant be permitted to designate, directly or indirectly, the taxable year of the delivery. To the extent this PSU Award includes a “series of installment payments” as described in Treas. Reg. § 1.409A-2(b)(2)(iii), the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment. This PSU Award is subject to offset solely to the extent permitted by the Plan and Section 409A of the Code. To the extent any payment under this PSU Award is conditioned on the effectiveness of a release of claims pursuant to Section 5(b) and the Release Period spans two taxable years of the Participant, payment will be made in the second taxable year.
(d)Notwithstanding anything in this PSU Award to the contrary, (i) to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(vi), settlement of this PSU Award may be accelerated to the extent necessary to satisfy employment tax withholding obligations that arise with respect to this PSU Award, and (ii) the Company may terminate this arrangement and deliver Shares hereunder in a manner consistent with Treas. Reg. § 1.409A-3(j)(4)(ix).
8.Successors and Assigns.
(a)This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), but the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted.
(b)Notwithstanding paragraph (a) of this Section, the Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Company and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary. The Participant’s beneficiary shall succeed to the rights and obligations of the Participant hereunder upon the Participant’s death, except as maybe otherwise described herein or in the Plan.
9.No Guaranteed Employment.
No provision of this Award Agreement shall confer any right to continued employment.
10.Clawback/Forfeiture; Other Company Policies.
(a)Notwithstanding anything to the contrary contained herein or in the Plan, in consideration for the grant of this PSU Award, the Participant agrees that the Performance Shares and any Shares or cash delivered in settlement of the Performance Shares, including in respect of dividends or distributions pursuant to Section 6, (i) will be subject to the terms of any clawback or recapture policy that the Company may have in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Shares subject to the Performance Shares or any cash payments made in respect thereof be repaid to the Company after they have been distributed to the Participant, and (ii) will, along with any other equity interests in the Company held by the Participant, be subject to any policy with respect to hedging or pledging of Shares that the Company may have in effect from time to time.
(b)Unless otherwise approved by the Administrator, as a condition vesting upon a Qualifying Retirement provided in Section 3(b), the Participant shall not, to the extent permitted by applicable law, during the period following a Qualifying Retirement and prior to the Vesting Date, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity, (i) own any interest in, manage, control, participate in, consult with, render services for, or otherwise be or be connected in any manner with, any recorded music, music distribution, music publishing or music entertainment business or any other business that the Company and its Affiliates has conducted during the one-year period immediately preceding the date of such Qualifying Retirement or has plans to conduct as of the date of such Qualifying Retirement anywhere in the world, or (ii) solicit, negotiate with, induce or encourage any record label, recording artist (including a duo or a group), publisher or songwriter who at the time is, or who within the preceding one-year prior period was, either directly or through a furnishing entity, under contract to Company or any affiliate of Company or a label distributed by Company or an affiliate of Company, to end its relationship with Company, Company affiliate or label, to violate any provision of his or her contract or to enter into an exclusive recording or music publishing agreement with any other party. Accordingly, the Participant agrees that, unless otherwise approved by the Administrator, without limiting any of the Company’s rights pursuant to any clawback or recapture policy that the Company may have in effect from time to time, in the event of the Participant’s violation of any of the covenants contained in this Section 10(b), the Participant will immediately forfeit all unvested Performance Shares held by the Participant, and the Participant will have no further rights with respect thereto.
11.Choice of Law.
THIS PSU AWARD, THIS AWARD AGREEMENT AND THE NOTICE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE. ANY ACTION TO ENFORCE THIS PSU AWARD, THIS AWARD AGREEMENT OR THE NOTICE MUST BE BROUGHT IN A COURT SITUATED IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, COURTS SITUATED IN NEW YORK COUNTY, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.
12.Waiver.
The Company’s failure to enforce any provisions of this Award Agreement shall not in any way be construed as a waiver of any such provisions or prevent the Company thereafter from enforcing each and every other provision of this Award Agreement.

13.Entire Agreement; Severability.
The Plan, this Award Agreement and the Notice contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of the Notice or this Award Agreement shall be valid unless the same be in writing and signed by the parties hereto. Whenever possible, each provision of this Award Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Award Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Award Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
14.Acceptance of Performance Shares and this Award Agreement.
The Participant has indicated the Participant’s consent and acknowledgement of the terms of this Award Agreement pursuant to the instructions provided to the Participant by or on behalf of the Company. The Participant acknowledges receipt of the Plan, represents to the Company that the Participant has read and understood this Award Agreement, the Notice and the Plan, and, as an express condition to the grant of the Performance Shares under this Award Agreement, agrees to be bound by the terms of both this Award Agreement and the Plan. The Participant and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a click-through button or checkbox on a website of the Company or a third-party administrator) to indicate the Participant’s confirmation, consent, signature, agreement and delivery of this Award Agreement and the Performance Shares is legally valid and has the same legal force and effect as if the Participant and the Company signed and executed this Award Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Award Agreement.
*    *    *

NOTICE OF AWARD OF CEO PERFORMANCE SHARES
Warner Music Group Corp. (the “Company”), pursuant to its 2020 Omnibus Incentive Plan, as amended from time to time (the “Plan”), hereby awards to you a performance share award (this “PSU Award”) with respect to the number of shares of the Company’s Class A common stock (“Shares”) indicated below in this Notice of Award of CEO Performance Shares (the “Notice”). This PSU Award is effective on the grant date indicated below and is subject to the terms set forth herein and in the CEO Performance Share Award Agreement accompanying this Notice (this “Award Agreement”) and the Plan, each of which is incorporated by reference.

Participant:    Robert Kyncl
Grant Date:    [●]
Target Number of
Performance Shares Granted:    [●]
Performance Goals:    100% of the Performance Shares in this Award are
designated as “KPI Shares”
Performance Cycle:    [Three (3)-year period commencing October 1,
202[●] and ending September 30, 202[●].]

1.Earning of KPI Shares. No portion of the KPI Shares shall become earned unless actual achievement of the KPI Performance Goal is equal to or greater than [●]% (the “Minimum KPI Achievement”). If the Minimum KPI Achievement has been satisfied, the number of Shares that may be earned with respect to the KPI Shares shall be the “Applicable Percentage” determined as set forth in the table below.

For purposes of the KPI Shares in this PSU Award, the following definitions will apply:
•“KPI Performance Goal” means an annual target or targets to be established [●].
•[Insert other definitions, as applicable]
[Insert table of “Applicable Percentages”]. 1

1    1/3 of the target number of PSUs will be subject to vesting based on achievement of KPI Performance Goals for each of the three fiscal years during the Performance Cycle. KPI Performance Goals for the first fiscal year of the Performance Cycle of the 2026 PSU Award will be based on revenue and OIBDA achievement measured against Company’s fiscal year 2026 budget, as approved by the Board. Thereafter, KPI Performance Goals will be based on the achievement of targets derived from Company’s Long Range Plan.

2.Determinations, etc.    In the event of any ambiguity or discrepancy, the determination of the Administrator shall be final and binding.
*    *    *
Please review the Plan and the accompanying Award Agreement for important information about the Performance Shares. For your award to be effective, the accompanying must be electronically reviewed and accepted on the Fidelity NetBenefits website on or before [●]. If you have any questions regarding the Fidelity NetBenefits website and you are located in the U.S., you can call 1-800-544-9354, outside of the U.S., you can go to FIDELITY.COM/GLOBALCALL for dialing instructions. If you have general inquiries on your Award, please contact EmployeeEquity@wmg.com.

Exhibit B
Form of Option Agreement
(see next page)

NOTICE OF CEO OPTION AWARD
Warner Music Group Corp. (the “Company”), pursuant to its 2020 Omnibus Incentive Plan, as amended from time to time (the “Plan”), hereby awards to you an award of Options (the “Options”) with respect to the number of shares of the Company’s Class A common stock (“Shares”) indicated below in this Notice of Option Award (the “Notice”). This award of Options is effective on the grant date indicated below and is subject to the terms set forth herein and in the Option Award Terms and Conditions attached hereto (the “Terms and Conditions”) and the Plan, each of which is incorporated by reference.
Participant:    Robert Kyncl
Grant Date:    [November 24, 2025]
Number of Options Granted:    [●]
Option Price:    [●]
Expiration Date:    [7th Anniversary of Grant Date]
Vesting Conditions:    Subject to the Performance Conditions (as defined
below), the Options will vest in three substantially equal installments on each of the first, second and third anniversaries of the grant date (the “Service Condition”), subject to the Participant’s continued employment with the Company or one or more of its Affiliates through each vesting date and subject further to continued or accelerated vesting in certain cases, all as specified in the attached Terms and Conditions.

Vesting of the Options will be further subject to achievement of the following (the “Performance Conditions”):
•[●] of the Options will vest and become exercisable if the closing price of a share of Company Common Stock exceeds x for 20 consecutive trading days within three years following November 24, 2025, where x is the dollar amount that would achieve a three-year total shareholder return of 8% from November 24, 2025 (assuming a dividend rate of 2.5%);
•[●] of the Options will vest and become exercisable

if the closing price of a share of Company Common Stock exceeds y for 20 consecutive trading days within three years following November 24, 2025, where y is the dollar amount that would achieve a three-year total shareholder return of 10% from November 24, 2025 (assuming a dividend rate of 2.5%);
•[●] of the Options will vest and become exercisable if the closing price of a share of Company Common Stock exceeds z for 20 consecutive trading days within three years following November 24, 2025, where z is the dollar amount that would achieve a three-year total shareholder return of 12% from November 24, 2025 (assuming a dividend rate of 2.5%).
References in the Terms and Conditions to the “Vesting Date” shall be deemed to refer to the date, if any, on which both the Service Condition and the Performance Condition are satisfied.
Please review the Plan and the attached Terms and Conditions for important information about the Options. For your award to be effective, the Terms and Conditions must be electronically reviewed and accepted on the Fidelity NetBenefits website on or before [●]. If you have any questions regarding the Fidelity NetBenefits website and you are located in the U.S., you can call 1-800-544-9354, outside of the U.S., you can go to FIDELITY.COM/GLOBALCALL for dialing instructions. If you have general inquiries on your Options, please contact EmployeeEquity@wmg.com.

Attachments: Option Award Terms and Conditions

CEO OPTION AWARD TERMS AND CONDITIONS
This document contains the Terms and Conditions of the Options awarded by the Company to the Participant indicated in the Notice of Option Award to which this document is attached (the “Notice”), and constitutes a binding agreement by and between Warner Music Group Corp. (the “Company”), and the employee whose name is set forth on the Notice. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Warner Music Group Corp. 2020 Omnibus Incentive Plan, as amended from time to time (the “Plan”).

1.Grant of Options. The Company hereby evidences and confirms its grant to the individual whose name is set forth on the Notice (the “Participant”), effective as of the grant date set forth on the Notice (the “Grant Date”), of the number of Options to purchase Shares set forth on the Notice at the Option Price set forth on the Grant Notice (the “Options”). The Options are intended to be Non-Qualified Stock Options and not Incentive Stock Options. The Options are subject to the terms and conditions of the Plan, which are incorporated by reference herein.
2.Vesting. Except as otherwise provided in this Section 2 or in the Plan or as approved by the Administrator, the Options shall vest in accordance with the terms of these Terms and Conditions (including the Notice and the Plan), as follows (the occurrence of each such event described in Section 2(a)-(d), a “Vesting Event”):
(a)the Options shall become vested on the earliest to occur of the (i) vesting dates set forth in the Notice (each, a “Vesting Date”), (ii) the Participant’s death and (iii) the Participant’s Disability, subject in each case to the Participant’s continued employment with the Company or its Affiliate through such date;
(b)upon the occurrence of a Change in Control, all then outstanding unvested Options shall be treated as provided in the Plan;
(c)if the Participant’s employment terminates in a Special Termination prior to the Vesting Date, then (i) a pro rata portion of the Options shall become vested as of the date of such termination based on the portion of the vesting period that has elapsed as of such date and (ii) the balance of the Options shall remain outstanding and unvested and shall become vested on the applicable Vesting Date provided (A) the Participant has not violated Section 13(b) through the Vesting Date and (B) the Participant has provided annual certification of such ongoing compliance with Section 13(b) in writing to the Company on each anniversary of the Grant Date (if any) that occurs following such Special Termination and prior to the Vesting Date, and a final certification to such effect prior to (but no more than 90 days prior to) the Vesting Date; provided, that, if such termination occurs within one year following a Change in Control, the Options shall immediately vest in full upon such termination; and
(d)if the Participant’s employment terminates in a Qualifying Retirement (as defined below) prior to the Vesting Date, the Options shall become vested on the Vesting Dates set forth in the Notice provided (i) the Participant has not violated Section 13(b) through the applicable Vesting Date and (ii) the Participant has provided annual certification of such ongoing compliance with Section 13(b) in writing to the Company on each anniversary of the Grant Date (if any) that occurs following such Qualifying Retirement and prior to the applicable Vesting Date, and a final certification to such effect prior to (but no more than 90 days prior to) the applicable Vesting Date.
For purposes of these Terms and Conditions, employment with the Company will be deemed to include employment with, or, if approved by the Administrator, other service to, the Company or Company’s Affiliates, but in the case of employment with or service to an Affiliate, only during such time as such Affiliate is an affiliate of the Company.
Notwithstanding anything contained in these Terms and Conditions to the contrary, the Administrator, in its sole discretion, may accelerate the vesting of any Options, at such times and upon such terms and conditions as the Administrator shall determine.
3.Termination for Cause. If the Participant’s employment is terminated for Cause, or if the Participant resigns at such time as the Company could have terminated the Participant’s employment for Cause, then notwithstanding any other provision of these Terms and Conditions, the Participant will immediately forfeit any remaining Options, along with any Shares issuable with respect to such Options (even if otherwise vested and/or exercised) for which Shares have not yet been delivered.
4.Manner of Exercise.
(a)The exercise of vested Options by the Participant shall be pursuant to procedures contained in the Plan and shall include the Participant specifying in writing the proposed date on which the Participant desires to exercise a vested Option (the “Exercise Date”), the number of whole shares with respect to which the Options are being exercised (the “Exercise Shares”) and the aggregate Option Price for such Exercise Shares (the “Exercise Price”), or such other or different procedures and/or requirements as may be specified by the Administrator. Unless otherwise determined by the Administrator, (i) on or before the Exercise Date the Participant shall deliver to the Company full payment for the Exercise Shares in cash, or cash equivalents satisfactory to the Company, in an amount equal to the Exercise Price plus any required withholding taxes or other similar taxes, charges or fees, or, so long as there is a public market for the Shares at such time, pursuant to a broker-assisted exercise program established by the Company, the Participant may exercise vested Options by an exercise and sell procedure (cashless exercise) in which the Exercise Price (together with any required withholding taxes or other similar taxes, charges or fees) is deducted from the proceeds of the exercise of an Option and paid promptly to the Company and (ii) the Company shall register the issuance of the Exercise Shares on its records (or direct such issuance to be registered by the Company’s transfer agent). The Administrator may require the Participant to furnish or execute such other documents as the Administrator shall reasonably deem necessary (A) to evidence such exercise or (B) to comply with or satisfy the requirements of the Securities Act, applicable state or non-U.S. securities laws or any other law.
(b)Options may not be exercised following the Participant’s termination of employment, except that, subject to Section 13(b), (i) if the Participant’s employment terminates as a result of the Participant’s death or Disability, vested and outstanding Options may be exercised through the first anniversary of the later of (A) the Participant’s termination of employment and
(B) the Vesting Date of such Option, (ii) if the Participant’s employment terminates in a Qualifying

Retirement, vested and outstanding Options may be exercised until the Expiration Date set forth in the Notice and (iii) if the Participant’s employment terminates for any reason other than a termination by the Company for Cause, the Options may be exercised through the later of 90 days following (A) the Participant’s termination of employment and (B) the Vesting Date of such Option. Any Options held by the Participant upon termination of the Participant’s employment that are not eligible for exercise in accordance with this Section 4(b) will be automatically forfeited on the termination date without consideration therefor. Notwithstanding anything to the contrary, no Option may be exercised following the Expiration Date set forth in the Notice
5.Certain Definitions. For purposes of these Terms and Conditions and notwithstanding any provision of the Plan to the contrary, the following definitions will apply:
(a)“Cause” with respect to the Participant, has the meaning set forth in (i) the Participant’s employment agreement or offer letter with the Company or its Affiliate, or (ii) if the Participant is not party to an employment agreement or offer letter with the Company or its Affiliate agreement that contains a “cause” definition, the Warner Music Inc. Severance Plan for Regular U.S. Employees or its successor plan, as in effect from time to time.
(b)“Employment Agreement” means the Employment Agreement, dated as of September 20, 2022 by and between the Participant and the Company, as amended.
(c)“Qualifying Retirement” means the Participant’s “separation from service” within the meaning of Section 409A of the Code after the Participant has attained age 60 and completed at least 10 years of employment with the Company.
(d)“Special Termination” has the meaning set forth in the Employment Agreement between the Participant and the Company.
6.Adjustments Upon Certain Events. The Administrator may, in its sole discretion, make equitable substitutions or adjustments to the number of Shares, the Option Price or other terms of the Options pursuant to Section 3.3 of the Plan.
7.No Right to Continued Employment. Neither the Plan, the Notice nor these Terms and Conditions shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship with, the Company or any of its Affiliates. Further, the Company (or, as applicable, its Affiliates) may at any time dismiss the Participant, free from any liability or any claim under the Plan, the Notice or these Terms and Conditions, except as otherwise expressly provided herein.
8.No Acquired Rights. The Options have been granted entirely at the discretion of the Administrator. The grant of the Options does not obligate the Company to grant additional Options or other awards to the Participant in the future (whether on the same or different terms).
9.No Rights of a Stockholder. The Participant shall not have any rights or privileges as a stockholder of the Company in respect of Options or the Shares underlying the Options, which for the avoidance of doubt includes no rights to dividends or to vote, until the Shares in question have been registered in the Company’s register of stockholders as being held by the Participant.

10.Transferability of Shares. Any Shares issued or transferred to the Participant upon exercise of the Options shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan, the Notice, these Terms and Conditions or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Administrator may cause a legend or legends to be put on any certificates representing such Shares or make an appropriate entry on the record books of the appropriate registered book-entry custodian, if the Shares are not certificated, to make appropriate reference to such restrictions.
11.Transferability of Options. Except as set forth in Section 16 of these Terms and Conditions or Section 12.1 of the Plan, the Options (and, prior to their actual issuance, the Shares underlying the Options) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 11 shall be void and unenforceable.
12.Withholding; Taxation. The Company and the Participant shall cooperate to satisfy applicable federal, state and local income and employment tax withholding requirements applicable to the grant, vesting, exercise and settlement of the Options (the “Required Withholding”). The Company shall withhold from the Shares that would otherwise have been transferred to the Participant in settlement of vested and exercised Options the number of Shares necessary to satisfy the Participant’s Required Withholding unless the Required Withholding shall previously have been satisfied by the Participant or from other amounts payable by the Company to the Participant and, if applicable, shall deliver the remaining Shares to the Participant. The amount of the Required Withholding and the number of Shares to be withheld by the Company, if applicable, to satisfy Participant’s Required Withholding, as well as the amount reflected on tax reports filed by the Company, shall be based on the Exercise Price and the Fair Market Value of the Shares on the date prior to the applicable Vesting Date or the date on which the Shares are delivered to the Participant, as appropriate. The obligations of the Company under these Terms and Conditions will be conditioned on such satisfaction of the Required Withholding. The payment of any applicable withholding taxes through the withholding of Shares otherwise issuable under in respect of the Options shall not exceed the minimum required withholding liability.
13.Clawback/Forfeiture; Other Company Policies.
(a)Notwithstanding anything to the contrary contained herein or in the Plan, in consideration for the grant of the Options, the Participant agrees that the Options and any Shares delivered upon exercise of the Options, (i) will be subject to the terms of any clawback or recapture policy that the Company may have in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Shares subject to the Options or any cash payments made in respect thereof be repaid to the Company after they have been distributed to the Participant, and (ii) will, along with any other equity interests in the Company held by the Participant, be subject to any policy with respect to hedging or pledging of Shares that the Company may have in effect from time to time.

(b)Unless otherwise approved by the Administrator, as a condition to any Vesting Event described in Sections 2(c)-2(d), the Participant shall not, to the extent permitted by applicable law, during the period following the Participant’s employment and prior to the Vesting Date, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity, (i) own any interest in, manage, control, participate in, consult with, render services for, or otherwise be or be connected in any manner with, any recorded music, music distribution, music publishing or music entertainment business or any other business that the Company and its Affiliates has conducted during the one-year period immediately preceding the date of such termination or has plans to conduct as of the date of such termination anywhere in the world, or (ii) solicit, negotiate with, induce or encourage any record label, recording artist (including a duo or a group), publisher or songwriter who at the time is, or who within the preceding one-year prior period was, either directly or through a furnishing entity, under contract to Company or any affiliate of Company or a label distributed by Company or an affiliate of Company, to end its relationship with Company, Company affiliate or label, to violate any provision of his or her contract or to enter into an exclusive recording or music publishing agreement with any other party. Accordingly, the Participant agrees that, unless otherwise approved by the Administrator, without limiting any of the Company’s rights pursuant to any clawback or recapture policy that the Company may have in effect from time to time, in the event of the Participant’s violation of any of the covenants contained in this Section 13(b), the Participant will immediately forfeit all unvested Options held by the Participant, and the Participant will have no further rights with respect thereto.
14.Choice of Law. THE OPTIONS, THESE TERMS AND CONDITIONS AND THE NOTICE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE. ANY ACTION TO ENFORCE THE TERMS OF THE OPTIONS, THE PLAN, THESE TERMS AND CONDITIONS OR THE NOTICE MUST BE BROUGHT IN A COURT SITUATED IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, COURTS SITUATED IN NEW YORK COUNTY, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.
15.Options Subject to Plan. All the Options are subject to the Plan, a copy of which has been provided to the Participant and the terms of which are incorporated herein by this reference. Except as set forth in Section 12(b), if there is any inconsistency between any express provision of these Terms and Conditions and any express term of the Plan, the express term of the Plan shall govern.
16.Beneficiary. The Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Company and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary. The Participant’s beneficiary shall succeed to the rights and obligations of the Participant hereunder upon the Participant’s death, except as maybe otherwise described herein or in the Plan.

17.Entire Agreement; Severability. The Plan, these Terms and Conditions and the Notice contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of the Notice or these Terms and Conditions shall be valid unless the same be in writing and signed by the parties hereto. Whenever possible, each provision of these Terms and Conditions shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of these Terms and Conditions is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but these Terms and Conditions shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
18.Additional Terms. Notwithstanding any other provision of the Plan, these Terms and Conditions or the Notice, the Options shall be subject to any special terms and conditions set forth in an addendum to these Terms and Conditions for the Participant’s country or jurisdiction, if any. Moreover, if the Participant relocates to one of the countries included in such addendum, if applicable, the special terms and conditions for such country will apply to Participant, without the Participant’s consent, to the extent the Company determines in its sole discretion that the application of such terms or conditions is necessary or advisable for legal or administrative reasons. Any such addendum provided to the Participant will constitute part of these Terms and Conditions.
19.Acceptance of Options and Agreement. The Participant has indicated the Participant’s consent and acknowledgement of the terms of these Terms and Conditions pursuant to the instructions provided to the Participant by or on behalf of the Company. The Participant acknowledges receipt of the Plan, represents to the Company that the Participant has read and understood these Terms and Conditions and the Plan, and, as an express condition to the grant of the Options under these Terms and Conditions, agrees to be bound by the terms of both these Terms and Conditions and the Plan. The Participant and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a click-through button or checkbox on a website of the Company or a third-party administrator) to indicate the Participant’s confirmation, consent, signature, agreement and delivery of these Terms and Conditions and the Options is legally valid and has the same legal force and effect as if the Participant and the Company signed and executed these Terms and Conditions in paper form. The same use of electronic media may be used for any amendment or waiver of these Terms and Conditions.